Exhibit 14(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated September 25, 2012, relating to the financial statements and financial highlights of Diversified Money Market Fund, Treasury Plus Money Market Fund, U.S. Government Money Market Fund, and 100% U.S. Treasury Money Market Fund, four of the twenty-six portfolios constituting the HighMark Funds, appearing in the Annual Report on Form N-CSR of HighMark Funds for the year ended July 31, 2012, and to the reference to us under the heading “Financial Highlights” in the Combined Prospectus/Proxy Statement, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

April 15, 2013